Exhibit 10.11

Grant No.

TEVOGEN BIO INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED Stock Unit Agreement

COVER SHEET

Tevogen Bio Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (the “RSUs”) relating to shares of the Company’s non-voting common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the RSUs are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (together, the “Agreement”) and in the Tevogen Bio Inc. 2020 Equity Incentive Plan (as it has been or may be amended and/or restated from time to time, the “Plan”).

Name of Grantee:

Grant Date:

Number of Shares of Stock Covered by the RSUs:

Vesting Commencement Date:

Vesting Schedule:

The vesting of RSUs requires the satisfaction of both the Service Condition and the Liquidity Event Condition. Each RSU will vest and become non-forfeitable on the first date (the “Vesting Date”) on which both the Service Condition and the Liquidity Event Condition has been satisfied with respect to such RSU, provided, however, that if your employment with the company has not begun within one year of the Grant Date, no RSUs shall vest, and this Agreement shall become null and void.

Service Condition: The Service Condition will be satisfied with respect to 50% of the RSUs covered by this Agreement on the Vesting Commencement Date or such later date that is your first date of employment with the Company. The Service Condition will be satisfied with respect to 25% of the RSUs covered by this Agreement on each of the first and second anniversaries of the Vesting Commencement Date (each such date, a “Service Date”), in each case subject to the Grantee’s continuous Service from the Grant Date to the applicable Service Date. Notwithstanding the foregoing, upon your termination of Service due to your death or Disability, the Service Condition will be deemed satisfied with respect to your then-unvested RSUs. For the avoidance of doubt, the Service Condition shall not be satisfied with respect to any additional RSUs after your Service has terminated for any reason.

Liquidity Event Condition: The Liquidity Event Condition will be satisfied prior to the seventh (7th) anniversary of the Grant Date upon the first to occur of: (i) the declaration that an Initial Public Offering is effective and (ii) the time immediately prior to the consummation of a Change in Control. “Initial Public Offering” means the consummation of the initial underwritten registered public offering pursuant to an effective registration statement (other than on Form S-8 or a comparable form) filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act after which the Company’s common equity securities will be traded on a U.S. national stock exchange or securities market, or the closing of an acquisition of the Company by a “special purpose acquisition company” whose shares are publicly traded on a U.S national stock exchange or securities market.

By your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (a copy of which has been made available to you and will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan. You must accept your award no later than 5 pm Eastern Time, five (5) business days prior to the vesting date or your entire award will be cancelled.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

TEVOGEN BIO INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED Stock Unit Agreement

Restricted Stock Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.

Transferability	Your RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your RSUs.

Vesting

Your RSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

To the extent that vesting could result in any fractional shares, resulting fractional shares will be rounded to the nearest whole share and shall be rounded up or down as necessary as of the last applicable vesting date; provided, in all cases, you cannot vest in more than the number of shares of Stock covered by your RSUs, as set forth on the cover sheet of this Agreement.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Termination of Service and Forfeiture

Upon termination of your Service for Cause at any time prior to the applicable Vesting Date, all RSUs covered by this Agreement shall immediately and automatically be forfeited upon such termination of Service, notwithstanding that the Service Condition may have been satisfied with respect to all or a portion of the RSUs or the Liquidity Event Condition may have been satisfied with respect to such RSUs.

Upon termination of your Service for any reason other than Cause, all RSUs for which the Service Condition has not been satisfied shall immediately and automatically be forfeited upon such termination of Service.

You will immediately and automatically forfeit to the Company all of your unvested RSUs in the event that the Liquidity Event Condition has not been satisfied by the seventh (7th) anniversary of the Grant Date.

Delivery

Delivery of the shares of Stock represented by your vested RSUs shall be made within thirty (30) days following the applicable Vesting Date; provided, however, that if the Liquidity Event Condition is satisfied by an Initial Public Offering, then delivery of the shares of Stock represented by the portion of your RSUs that become vested prior to the lapse of any lock-up period applicable to you shall be made as of the first to occur of (i) the date on which such lock-up period lapses and (ii) a date determined by the Board, which in case of each of (i) and (ii), shall be no later than the 15th day of the third month following the end of the calendar year in which the Vesting Date occurs for such RSUs.

In the event that (i) any shares covered by your RSUs are scheduled to be delivered on a date (the “Original Distribution Date”) that does not occur: (A) during an open “window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities (the “Policy”); (B) on a date on which you are permitted to sell shares of Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy; or (C) on a date when you are otherwise permitted to sell shares of Stock on the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from the shares otherwise deliverable, withholding from other compensation otherwise payable to you by the Company or its Affiliates, or by permitting you to pay your withholding taxes in cash, then such shares will not be delivered on such Original Distribution Date and will instead be delivered as of the earlier of (1) the first date you are not subject to any such policy or restriction and (2) the 15th day of the third month following the end of the calendar year in which the Vesting Date occurs for such RSUs.

Evidence of Issuance	The issuance of the shares of Stock with respect to the RSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.

Withholding Taxes

You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of shares of Stock with respect to the RSUs. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the RSUs or the issuance of shares of Stock with respect to the RSUs, the Company or any Affiliate shall have the right, in the Committee’s discretion, to (i) require you to tender a cash payment, (ii) deduct the tax or withholding payment from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the RSUs to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Market Stand-off Agreement	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s Initial Public Offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock issued pursuant to this Agreement without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed one hundred eighty (180) days in length).

Representations and Warranties	You hereby agree and represent, by accepting the RSUs, that:

i.	you are acquiring the RSUs for investment for your own account and not with a view to, or intention of, or otherwise for resale in connection with, any distribution to any person or entity;

ii.	neither the offer nor sale of the RSUs hereunder, or the shares of Stock covered by the RSUs, have been registered under the Securities Act or registered or qualified under any applicable state securities laws and that the RSUs are being offered to you by reason of and in reliance upon a specific exemption from the registration provisions of the Securities Act and exemptions from registration or qualification provisions of such applicable state or other jurisdiction’s securities laws which depend upon, among other things, the bona fide nature of the investment intent as expressed herein and the truth and accuracy of your representations, warranties, agreements, acknowledgments, and understandings as set forth herein;

iii.	no public market now exists for any of the securities issued by the Company and that there can be no assurance that a public market will ever exist for the shares of Stock;

iv.	you must, and are able to, bear the economic risk of your investment in the RSUs and the shares of Stock covered by the RSUs for an indefinite period of time and can afford a complete loss of your investment in the RSUs and the shares of Stock covered by the RSUs;

v.	you are sophisticated in financial matters and have such knowledge and experience in financial and business matters as to be capable of evaluating the risks and benefits of your investment in the RSUs and the shares of Stock covered by the RSUs;

vi.	if the Company has notified you that it is relying or may rely on an exemption pursuant to Regulation D of the Securities Act for the issuance of the RSUs to you, you are an “accredited investor” within the meaning of Regulation D of the Securities Act; and

vii.	the Company has made available to you all documents that you have requested relating to the Company, the RSUS, and the shares of Stock, and your receipt of the RSUs, and you have had an opportunity to ask questions and receive answers concerning the Company and the terms and conditions of the offering and sale of the RSUs pursuant to this Agreement and have had full access to such other information concerning the Company and the shares of Stock as you deemed necessary or desirable.

Retention Rights	This Agreement and the RSUs evidenced hereby do not give you the right to expectation of employment or other Service by, or to continue in the employment or other Service of, the Company or any Affiliate. Unless otherwise specified in a written employment or other written compensatory agreement between you and the Company or an Affiliate, the Company or any Affiliate, as applicable, reserves the right to terminate your employment or other Service relationship with the Company or an Affiliate at any time and for any reason.

Stockholder Rights	You have no rights as a stockholder with respect to the RSUs unless and until shares of Stock relating to the RSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Corporate Activity	Your RSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, (d) confidentiality obligation with respect to the Company or any Affiliate, (e) Company or Affiliate policy or procedure, (f) other agreement, or (g) any other material obligation to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the RSUs under this Agreement, and you will immediately forfeit the RSUs.

In addition, if you have vested in shares of Stock pursuant to this Agreement during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares of Stock or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Clawback

The RSUs are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Disclaimer of Rights	The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Data Privacy	As a condition of the grant of the RSUs, you consent to the collection, use, and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Consent to Electronic Delivery	You agree, by accepting the RSUs, to receive documents related to the RSUs by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of RSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.

To the extent that the RSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Other Agreements

You agree, by accepting the RSUs, that you will execute such document(s) as necessary to become a party to any subscription agreement, stockholders agreement, investors’ rights agreement, voting agreement or trust, right of first refusal and co-sale agreement, or other similar agreement as the Company may require as of the Grant Date and from time to time thereafter.

By accepting this Agreement, you agree to all of
the terms and conditions described above and in the Plan.